ESI Announces Strong First Quarter Fiscal 2019 Results

PORTLAND, Ore., Aug. 1, 2018 -- Electro Scientific Industries, Inc. (NASDAQ:ESIO), an innovator of laser-based manufacturing solutions for the microtechnology industry, today announced results for its fiscal 2019 first quarter ended June 30, 2018. Financial measures are provided on both a GAAP and a non-GAAP basis. Non-GAAP results exclude the impact of purchase accounting, equity compensation, restructuring, and other items shown in the non-GAAP reconciliation table below.
First quarter revenue was $110.6 million, compared to $72.7 million in the first quarter of last fiscal year. GAAP net income was $31.1 million or $0.87 per diluted share, compared to net income of $2.9 million or $0.08 per diluted share one year ago. On a non-GAAP basis net income was $34.6 million or $0.96 per diluted share, compared to net income of $13.0 million or $0.38 per share in the prior fiscal year's first quarter.
Michael Burger, ESI's president and CEO, stated, "The technology trends toward the need for precision laser processing and component test within the consumer electronics and automotive markets have enabled us to post a strong start to our fiscal year with 52% year on year revenue growth and excellent overall financial performance."
Total orders for the quarter were $82.3 million, compared to $76.6 million one year ago and $111.8 million in the prior quarter. Burger continued, "We have seen a dramatic increase in demand for our MLCC testing tools as many MLCC producers have begun adding manufacturing and testing capacity that partially offset the expected cyclical softness in new demand for flexible circuit laser drills and resulted in an overall 7% year on year order growth."
GAAP gross margin was 48.1%, compared to 36.3% in the first quarter of last fiscal year. Operating expense was $20.2 million, down from $23.0 million last year. Operating income was $33.0 million, or 30% of revenue, compared to income of $3.5 million in last fiscal year's first quarter.
Non-GAAP gross margin was 48.3%, compared to 46.7% one year ago, primarily as a result of significantly higher revenues. Non-GAAP operating expense decreased year over year from $20.3 million to $18.7 million as a result of the completion of the Company's restructuring activities, and non-GAAP operating income was $34.8 million or 31% of sales.
Balance Sheet and Cash Flow
At quarter end, total cash, restricted cash and current investments increased to $131.0 million. The company generated $9.8 million of cash from operations during the quarter despite sequential increases in inventory and accounts receivable that resulted from the timing of customer shipments.
Second Quarter 2019 Outlook
Based on current market and backlog conditions, revenues for fiscal 2019 second quarter are expected to be between $80 and $90 million. Non-GAAP earnings per diluted share is expected to be $0.52 to $0.62.
Burger concluded, "I’m pleased to see the same technology trends toward connected devices, automotive and 5G that led to strong demand for flex products have now resulted in increased demand for our MLCC test tools, strengthening our belief that overall company demand will remain above historical levels for the foreseeable future."
The company will hold a conference call today at 5:00 p.m. ET. The call will include a review of the financial results, operational performance and business outlook, followed by a question and answer session. The conference call can be accessed by calling 888-419-5570 (domestic participants) or 617-896-9871 (international participants). The conference ID number is 93200917. A live audio webcast can be accessed at www.esi.com.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP,

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

or adjusted, financial measures exclude the impact of purchase accounting, equity compensation, restructuring, and other items. We believe that this presentation of non-GAAP financial measures allows investors to assess the company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.
About ESI
ESI enables our customers to commercialize technology using precision laser processes. ESI's solutions produce the industry's highest quality and throughput, and target the lowest total cost of ownership. ESI is headquartered in Portland, Oregon, with global operations and subsidiaries in Asia, Europe and North America. More information is available at www.esi.com.

Forward-Looking Statements
The statements contained in this press release that are not statements of historical fact, including our expected financial results for the fiscal 2019 second quarter, our expectations regarding market and backlog conditions, anticipated technology trends, our belief that overall company demand will remain above historical levels for the foreseeable future, and other statements containing the words "believes", "expects", "anticipates," "continue," "will," "may," "should," and similar words, constitute forward-looking statements that are subject to a number of risks and uncertainties. These forward-looking statements are based on information available to us on the date of this release, and we undertake no obligation to update these forward-looking statements for any reason. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as: the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the relative strength and volatility of the electronics industry; the volatility associated with the industries we serve which includes the relative level of capacity and demand, and financial strength of the manufacturers; the risk that customer orders may be canceled or delayed, including as a result of any shipment delays; our ability to respond promptly to customer requirements; the risk, especially at heightened production levels, that we may not be able to ship products on the schedule required by customers, whether as a result of production delays, supply delays, or otherwise; our ability to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the risk that large orders and related revenues may not be repeated; our ability to create and sustain intellectual property protection around our products; the risk that competing or alternative technologies could reduce demand for our products; the risk that we may not be successful in penetrating new or adjacent markets; the risk that our new products may not gain acceptance in the marketplace; the risk that new products may not be introduced to the market in the anticipated time frame or at all; foreign currency fluctuations; the risk that duties or tariffs could be imposed or increased on goods imported or exported by us; the risk of timing of shipments or increased costs related to licenses for goods exported by us; the risk that changes to policies regarding immigration and visits to the United States could negatively impact our ability to hire or retain and train qualified personnel or our ability to operate internationally on an integrated basis; our ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

Contact
Erica Mannion or Michael Funari
Sapphire Investor Relations, LLC
617-542-6180
investorrelations@esi.com

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

ELECTRO SCIENTIFIC INDUSTRIES, INC. AND SUBSIDIARIES
First Quarter Fiscal 2019 Results
Condensed Consolidated Statements of Operations
(Unaudited)

	Fiscal quarter ended
(In thousands, except per share data)	Jun 30, 2018	Mar 31, 2018	Jul 1, 2017
Net sales:
Systems	$96,857	$103,522	$62,093
Services	13,767	9,871	10,591
Total net sales	110,624	113,393	72,684
Cost of sales:
Systems	50,094	53,247	41,426
Services	7,332	5,424	4,838
Total cost of sales	57,426	58,671	46,264
Gross profit	53,198	54,722	26,420
Gross margin	48.1%	48.3%	36.3%
Operating expenses:
Selling, general and administrative	10,130	11,128	12,808
Research, development and engineering	10,059	9,038	8,934
Restructuring costs	—	(144)	1,211
Total operating expenses	20,189	20,022	22,953
Operating income	33,009	34,700	3,467
Non-operating income (expense):
Interest and other income, net	452	(283)	(184)
Total non-operating income (loss)	452	(283)	(184)
Income before income taxes	33,461	34,417	3,283
Provision for (benefit from) income taxes	2,318	(40,671)	381
Net income	$31,143	$75,088	$2,902
Net income per share - basic	$0.90	$2.19	$0.09
Net income per share - diluted	$0.87	$2.10	$0.08

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2019 Results
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	Jun 30, 2018	Mar 31, 2018
Assets
Current assets:
Cash and cash equivalents	$74,854	$76,792
Short-term investments	55,026	47,121
Trade receivables, net	80,525	63,044
Inventories	94,265	87,686
Shipped systems pending acceptance	1,937	4,734
Other current assets (1)	5,041	5,493
Total current assets	311,648	284,870
Non-current assets:
Property, plant and equipment, net	22,870	22,025
Non-current deferred income taxes, net	43,637	43,518
Goodwill	2,626	2,626
Acquired intangible assets, net	4,812	5,169
Other assets(1)	11,110	14,780
Total assets	$396,703	$372,988
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$32,616	$37,354
Accrued liabilities	32,193	34,533
Deferred revenue	9,026	9,818
Total current liabilities	73,835	81,705
Non-current liabilities
Long-term debt	12,659	12,766
Income taxes payable	2,345	1,901
Other liabilities	10,614	10,258
Total liabilities	99,453	106,630
Shareholders' equity:
Preferred and common stock	211,766	210,995
Retained earnings	86,000	54,816
Accumulated other comprehensive (loss) income	(516)	547
Total shareholders' equity	297,250	266,358
Total liabilities and shareholders' equity	$396,703	$372,988
End of period shares outstanding	34,525	34,387

(1)	On June 30, 2018, $1.1 million of current restricted cash was included in Other current assets. Included in Other assets as of March 31, 2018, is long-term restricted cash of $1.1 million.

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

Electro Scientific Industries, Inc.
Analysis of First Quarter Fiscal 2019 Results
(Unaudited)

	Fiscal quarter ended
(Dollars and shares in thousands)	Jun 30, 2018	Mar 31, 2018	Dec 30, 2017	Oct 1, 2017	Jul 1, 2017
Sales detail:
Printed Circuit Board	$66,337	$70,896	$76,933	$38,187	$46,185
Component Test	9,405	8,401	6,504	7,007	7,448
Semiconductor	18,777	22,362	10,664	9,641	5,181
Industrial Machining	2,338	1,863	5,317	5,481	3,279
Service	13,767	9,871	11,422	10,651	10,591
Net Sales	$110,624	$113,393	$110,840	$70,967	$72,684

As % of Net Sales			Fiscal quarter ended
GAAP			Jun 30, 2018	Mar 31, 2018	Jul 1, 2017
Gross profit			48.1%	48.3%	36.3%
Selling, general and administrative expense			9%	10%	18%
Research, development and engineering expense			9%	8%	12%
Total operating expenses			18%	18%	32%
Operating income			30%	31%	5%
Non-GAAP
Gross profit			48.3%	49.2%	46.7%
Net operating expenses			17%	17%	28%
Operating income			31%	33%	19%

GAAP - Effective tax rate %			6.9%	(118.2%)	11.6%
Weighted average shares outstanding
Basic			34,459	34,350	33,432
Diluted GAAP			35,924	35,830	34,321
Diluted Non-GAAP			35,924	35,830	34,321
End of period employees			634	615	607

Reconciliation of Cash and Investments			Fiscal quarter ended
			Jun 30, 2018	Mar 31, 2018
Cash			$25,808	$58,817
Cash equivalents			49,046	17,975
Current restricted cash			1,097	—
Long-term restricted cash			—	1,093
Cash, cash equivalents, and restricted cash at end of period			75,951	77,885
Short-term investments			55,026	47,121
Cash, restricted cash and current investments			$130,977	$125,006

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2019 Results
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Fiscal quarter ended
(In thousands, except per share data)	Jun 30, 2018	Mar 31, 2018	Jul 1, 2017
Gross profit per GAAP	$53,198	$54,722	$26,420
Purchase accounting	243	242	251
Equity compensation	106	69	67
Charges for other asset and inventory impairment	—	277	7,194
Charges from VAT audit	(97)	521	—
Non-GAAP gross profit	$53,450	$55,831	$33,932

Operating expenses per GAAP	$20,189	$20,022	$22,953
Purchase accounting	(114)	(114)	(219)
Equity compensation	(1,393)	(1,223)	(1,211)
Restructuring costs	—	144	(1,211)
Non-GAAP operating expenses	$18,682	$18,829	$20,312

Operating income per GAAP	$33,009	$34,700	$3,467
Non-GAAP adjustments to gross profit	252	1,109	7,512
Non-GAAP adjustments to operating expenses	1,507	1,193	2,641
Non-GAAP operating income	$34,768	$37,002	$13,620

Non-operating income (expense), net per GAAP	$452	$(283)	$(184)
(Income) expense, on charges from VAT audit, Gain on asset sale, net of other non-operating expense (income)	(49)	336	—
Non-GAAP non-operating income (expense)	$403	$53	$(184)
Non-GAAP income before income taxes	$35,171	$37,055	$13,436

Net income per GAAP	$31,143	$75,088	$2,902
Non-GAAP adjustments to gross profit	252	1,109	7,512
Non-GAAP adjustments to operating expenses	1,507	1,193	2,641
Non-GAAP adjustments to non-operating expense	(49)	336	—
Income tax effect of other non-GAAP adjustments	1,734	(41,225)	(24)
Non-GAAP net income	$34,587	$36,501	$13,031
Basic Non-GAAP net income per share	$1.00	$1.06	$0.39
Diluted Non-GAAP net income per share	$0.96	$1.02	$0.38

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

Electro Scientific Industries, Inc.
First Quarter Fiscal 2019 Results
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal quarter ended
(In thousands)	Jun 30, 2018	Mar 31, 2018	Jul 1, 2017
Net income	$31,143	$75,088	$2,902
Non-cash adjustments and changes in operating activities	(21,374)	(48,457)	4,529
Net cash provided by operating activities	9,769	26,631	7,431
Net cash (used in) investing activities	(9,916)	(10,993)	(4,789)
Net cash used in financing activities	(840)	(1,739)	(506)
Effect of exchange rate changes on cash	(947)	648	135
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,934)	14,547	2,271
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	77,885	63,338	57,732
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$75,951	$77,885	$60,003

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com

ESI Announces First Quarter Fiscal 2019 Results

Reconciliation of GAAP to Non-GAAP Financial Measures - Projected	Fiscal quarter ending September 29, 2018

Non-GAAP earnings per diluted share	0.52 - 0.62
Purchase accounting	(0.02)
Equity compensation	(0.05)
Other items	(0.10)
GAAP earnings per diluted share	0.35 - 0.45

13900 NW Science Park Drive | Portland, Oregon 97229 | 503.641.4141 | www.esi.com